Exhibit 8.2

February 12, 2007

Integrated Alarm Services Group, Inc.

99 Pine Street, 3rd floor

Albany, New York 12207

Re:          Agreement and Plan of Merger, dated as of December 20,
2006 (the “Merger Agreement”), by and between
Protection One, Inc., Tara Acquisition Corporation and
Integrated Alarm Services Group, Inc.

Ladies and Gentlemen:

We have acted as counsel to Integrated Alarm Services Group, Inc., a Delaware corporation (“Company”), in connection with the proposed merger (“Merger”) of Tara Acquisition Corporation, a Delaware corporation (“Merger Sub”) and wholly-owned subsidiary of Protection One, Inc., a Delaware corporation (“Parent”), with and into IASG pursuant to the Merger Agreement. The time at which the Merger becomes effective is hereafter referred to as the “Effective Time.” Unless otherwise indicated, capitalized terms not defined herein shall have the meaning set forth in the Merger Agreement. This opinion letter is being delivered in connection with, and as of the date of the declaration of the effectiveness by the Securities and Exchange Commission of, Parent’s registration statement on Form S-4 (Registration No. 333-140362) relating to the Merger (as amended, the “Registration Statement”) to which this opinion appears as an exhibit.

In rendering our opinion set forth below, we have examined (without any independent investigation or verification) and relied upon the facts, information, representations, covenants and agreements contained in (i) the description of the Merger as set forth in the Merger Agreement, including representations and covenants of Parent, Merger Sub and Company; (ii) the Registration Statement; and (iii) such other instruments and documents related to the formation, organization and operation of Parent, Merger Sub, and Company and related to the consummation of the Merger as we have deemed necessary or appropriate. In addition, we have relied upon (without independent investigation or verification) certain statements, representations, covenants and agreements made by Parent and Company, including factual statements and representations set forth in their respective letters delivered to us for purposes of this opinion (the “Representation Letters”).

In rendering our opinion, we have assumed that (i) the Registration Statement, the Merger Agreement and the Representation Letters reflect all the materials facts relating to the Merger, Parent and Company, (ii) the Merger will qualify as a statutory merger under the laws of the State of Delaware, (iii) any statement made “to the knowledge of” or similarly qualified is correct without such qualification and will remain correct at all times up to and including the Effective Time and (iv) as to all matters as to which any person or entity represents that it is not a party to, does not have or is not aware of any plan, intention, understanding or agreement, there is in fact no such plan, intention, understanding or

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agreement. Our opinion is conditioned on, among other things, the initial and continuing accuracy and completeness of the statements, representations, covenants and agreements made by Parent and Company (including those set forth in the Representation Letters) at all times up to and including the Effective Time. Any material change or inaccuracy in the facts referred to, set forth or assumed herein, in the Registration Statement, the Merger Agreement or in the Representation Letters may affect the conclusions stated herein.

We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such documents.

In rendering our opinion, we have considered applicable provisions of the Internal Revenue Code of 1986, as amended (“Code”), and the Treasury regulations promulgated thereunder (“Regulations”), pertinent judicial authorities, rulings of the Internal Revenue Service (“IRS”), currently published administrative rulings and procedures, and such other authorities as we have considered relevant, in each case as in effect on the date hereof. It should be noted that the Code, Regulations, judicial decisions, rulings, administrative interpretations and such other authorities are subject to change at any time and, in some circumstances, with retroactive effect. A change in any of the authorities upon which our opinion is based, or any variation or difference in any fact from those set forth or assumed herein or in the Registration Statement, the Merger Agreement, the Representation Letters, or such other document on which we relied, could affect our conclusions herein. Moreover, there can be no assurance that our opinion will be accepted by the IRS or, if challenged by the IRS, by a court.

Based solely upon and subject to the foregoing, we adopt and confirm the statements under the caption “The Merger—Material United States Federal Income Tax Considerations” in the Registration Statement, to the extent they constitute legal conclusions and relate to the tax consequences of the Merger to Parent, Merger Sub, Company and Company stockholders, as our opinion of the material United States federal income tax consequences of the Merger to Parent, Merger Sub and Company.

We express our opinion herein only to those matters specifically set forth above and no opinion should be inferred as to the tax consequences of the Merger under any state, local, or foreign law, or with respect to other areas of United States federal taxation. This opinion may not be used or relied upon by any other person except you and your shareholders without our written consent. This opinion is based on facts and circumstances existing as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes of the facts stated or assumed herein or any subsequent changes in applicable law.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the headings “The Merger—Material United States Federal Income Tax Considerations” in the Registration Statement. In giving this consent, we do not admit that we are experts within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required under Section 7 of the Securities Act.

Sincerely

Mayer, Brown, Rowe & Maw LLP